                                                                     EXHIBIT 5.1

                                King & Spalding
                              191 Peachtree Street
                          Atlanta, Georgia 30303-1763
                          Telephone    (404) 572-4600
                          Telecopier   (404) 572-5100



                                October 17, 1997



Centennial HealthCare Corporation
400 Perimeter Center Terrace
Suite 650
Atlanta, Georgia 30346

Ladies and Gentlemen:

     We have acted as counsel to Centennial HealthCare Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering pursuant to the WelCare International, Inc. 1996 Executive Stock Plan (the "Plan") of up to 383,163 shares (the "Shares") of the Company's Stock, $.01 par value per share. In connection therewith, we have examined such corporate records, certificates of public offices and other documents and records as we have considered necessary or proper for the purpose of this opinion.

     This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

     Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement and Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ King & Spalding
                                        ----------------------------
                                        King & Spalding